Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Yum! Brands, Inc.:

We consent to the use of our report dated February 19, 2020, with respect to the consolidated balance sheets of Yum! Brands, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ deficit for each of the fiscal years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases in fiscal year 2019 due to the adoption of Topic 842, Leases, and for revenue from contracts with customers in fiscal year 2018 due to the adoption of Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Louisville, Kentucky
August 24, 2020